Exhibit 99.1
Leonardo DRS Names Sally Wallace as Chief Operating Officer

FOR IMMEDIATE RELEASE:

ARLINGTON, VA, January 6, 2026 ̶ Leonardo DRS, Inc. (NASDAQ: DRS) announced today the appointment of Sally Wallace as Executive Vice President, Chief Operating Officer (COO). Wallace, who has been with the company since 2002, will assume her new responsibilities effective immediately and will continue to report directly to CEO John Baylouny.
“Wallace is a strong leader and a trusted partner. Throughout her tenure at Leonardo DRS, she has been instrumental in driving excellence and business improvement. I look forward to working closely with her and the entire leadership team to position the company for sustained growth and long-term success,” said John Baylouny, President & CEO of Leonardo DRS.
“I am honored to take on this increased responsibility,” said Wallace. “This is an exciting time for Leonardo DRS. We have an incredible team and strong market positions with ample growth opportunities. I am excited to work with our talented team to continue delivering exceptional technology to our national security customers.”
Wallace brings extensive experience as a defense industry veteran and has spent more than 20 years at Leonardo DRS. In her most recent role, she served as the company’s Executive Vice President, Business Operations, a position she has held since 2016. Prior to that, she served as President of the C4ISR Group and served in several operational leadership roles across the company. She has a Master’s degree in business from the University of Chicago, a Master’s degree in mechanical engineering from the University of Connecticut and a Bachelor of Science degree in engineering physics from Grove City College.

About Leonardo DRS
Leonardo DRS Inc. (Nasdaq: DRS) is at the forefront of developing transformative defense technologies using its proven agility and delivering innovative solutions for U.S. national security customers and allies worldwide. We specialize in rapidly providing high-performance, multi-domain capabilities across next-generation advanced sensing, network computing, force protection, and electric power and propulsion. Our reputation as a trusted provider is built on a continuous focus on practical innovation, delivering quality, and meeting our customers’ most demanding mission requirements. For further information on our complete range of capabilities, visit www.LeonardoDRS.com.

Forward-Looking Statements
This communication contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements reflect current expectations, assumptions and estimates of future performance and economic conditions. The company cautions investors that any forward-looking statements which include contract values, contract performance and our development and production of products are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements.

Leonardo DRS Investor Relations Contact

Steve Vather
Senior Vice President, Corporate Development (M&A) and Investor Relations
+1 703 409 2906
stephen.vather@drs.com

Leonardo DRS Media Contact
Michael Mount
Vice President, Communications and Public Affairs
+1 571 447 4624
mmount@drs.com